Exhibit 99.01

Press Release

Available for Immediate Publication: July 30, 2012

First National Bank of Northern California Reports Second Quarter 2012 Earnings of $0.30 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the second quarter of 2012 of $1,071,000 or $0.30 per diluted share, compared to net earnings available to common shareholders of $966,000 or $0.27 per diluted share for the second quarter of 2011. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Small Business Lending Program. Total assets as of June 30, 2012 were $748,750,000 compared to $718,448,000 as of June 30, 2011. Our net loan totals declined by $6,456,000 or 1.4% during the second quarter of 2012 when compared to the second quarter of 2011, and our deposits increased $23,335,000 or 3.7% during the same time period. The Company’s liquidity position remains strong with $203,548,000 in available for sale securities and $44,856,000 in cash and cash equivalents as of June 30, 2012.

During March, 2012, FNB Bancorp entered into a Stock Purchase Agreement whereby FNB Bancorp agreed to acquire all the outstanding shares of Oceanic Bank Holding, Inc., the sole shareholder of Oceanic Bank, in San Francisco, CA. This purchase is subject to regulatory approval.

“First National Bank of Northern California was able to continue to grow our loan and deposit portfolios during the second quarter of 2012. Earnings available to common shareholders during the second quarter were again in excess of $1 million dollars. The level of nonperforming loans continues to be high by historical standards, but workout programs are in place and proceeding. The result of these programs should become evident by improvement in the level of nonperforming assets during the second half of 2012. We continue to work with our borrowers through loan workout and modification programs in order to provide the best outcome possible for the Bank and our loan customers,” stated Tom McGraw, Chief Executive Officer.

Financial Highlights: Second Quarter, 2012

Consolidated Statements of Earnings

(in '000s except earnings per share amounts)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Interest income	$7,878	$8,270	$15,760	$16,489
Interest expense	653	857	1,337	1,741
Net interest income	7,225	7,413	14,423	14,748
Provision for loan losses	(400)	(400)	(800)	(850)
Noninterest income	1,415	1,389	3,335	2,402
Noninterest expense	6,498	6,772	13,551	13,520
Income before income taxes	1,742	1,630	3,407	2,780
Provision for income taxes	(514)	(450)	(891)	(797)
Net earnings	1,228	1,180	2,516	1,983
Dividends and discount accretion on preferred stock	157	214	343	428
Net earnings available to common shareholders	$1,071	$966	$2,173	$1,555

Basic earnings per share	$0.30	$0.28	$0.62	$0.44
Diluted earnings per share	$0.30	$0.27	$0.61	$0.44

Average assets	$750,351	$713,116	$742,895	$711,994
Average equity	$88,476	$82,638	$88,177	$82,007
Return on average assets	0.57%	0.54%	0.59%	0.44%
Return on average equity	4.84%	4.68%	4.93%	3.79%
Efficiency ratio	75%	77%	76%	79%
Net interest margin (taxable equivalent)	4.46%	4.98%	4.54%	4.97%
Average shares outstanding	3,514	3,509	3,512	3,509
Average diluted shares outstanding	3,576	3,521	3,563	3,528

Certain ratios in this table have been annualized.

 Financial Highlights: Second Quarter, 2012

 Consolidated Balance Sheets

 (in '000s)

	As of	As of	As of	As of
	June 30,	December 31,	June 30,	December 31,
	2012	2011	2011	2010

Assets:
Cash and cash equivalents	$44,856	$38,474	$68,654	$60,874
Securities available for sale	203,548	187,664	143,164	126,189
Loans, net	453,300	443,721	459,756	474,828
Premises, equipment and leasehold improvements, net	12,916	13,227	13,647	13,535
Other real estate owned	1,923	2,747	2,438	6,680
Goodwill	1,841	1,841	1,841	1,841
Other equity securities	4,603	4,608	4,929	5,246
Accrued interest receivable	3,621	3,614	3,074	3,765
Prepaid expenses	1,609	2,107	1,966	2,843
Bank owned life insurance	11,594	9,521	9,361	9,195
Other assets	8,939	8,117	9,618	9,643
Total assets	$748,750	$715,641	$718,448	$714,639

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$223,341	$202,690	$201,150	$197,650
Savings and money market	323,372	310,237	313,744	305,390
Time	105,130	108,851	113,614	125,400
Total deposits	651,843	621,778	628,508	628,440
Accrued expenses and other liabilities	7,586	6,667	6,010	5,275
Total liabilities	659,429	628,445	634,518	633,715
Stockholders’ equity	89,321	87,196	83,930	80,924
Total liab. and stockholders’ equity	$748,750	$715,641	$718,448	$714,639

Other Financial Information

Allowance for loan losses	$8,458	$9,897	$9,719	$9,524
Nonperforming assets (1)	$20,953	$21,845	$18,282	$23,392
Total gross loans	$461,758	$453,618	$469,475	$484,352

(1) Nonperforming assets in this table are the sum of nonaccrual loans and other real estate owned

“During the second quarter, we were able to continue to grow our balance sheet. Our loan pipeline has recently improved, and we hope to be able to fund more loans and increase the size of our loan portfolio during the remainder of 2012. We have recently hired an additional loan officer for our Sunnyvale loan production center in the belief that we have significant lending opportunities available to us in Santa Clara county. It is our intent to eventually gain regulatory approval to make this location a full service branch. We believe the key to the success of our Bank is our ability to grow our franchise through means that make sense. We believe that our growth is best achieved through thoughtful strategic acquisitions, such as the Oceanic Bank purchase, as well as organic growth and branch expansion, as evidenced by our commitment to our Sunnyvale loan production office. During the second quarter of 2012, the Bank also increased our overnight cash positions in anticipation of regulatory approval to purchase Oceanic Bank. Once the purchase is approved and completed, management expects to adopt a deposit rate structure for Oceanic Bank’s brokered deposits that mirror the rate structure utilized by First National Bank of Northern California. Management believes this may cause some deposit runoff, but should positively affect the overall operations of the combined entities,” continued Mr. McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.